Exhibit 99.1

CONTACTS: Timothy K. Zimmerman President & Chief Executive Officer 412.856.0363

RELEASE DATE: September 6, 2013	Colleen M. Brown Chief Financial Officer 412.856.0363

Standard Financial Corp. Announces Intention to Voluntarily Delist from the Nasdaq Stock Market and Deregister as Reporting Company with the SEC

Monroeville, Pennsylvania - September 6, 2013 — Standard Financial Corp. (the “Company”) (NasdaqCM: STND), the holding company for Standard Bank PaSB, announced today that its Board of Directors approved the voluntary delisting of its common stock from the Nasdaq Stock Market (the “Nasdaq”) and the deregistration of the Company as a reporting company with the Securities and Exchange Commission (the “SEC”). The Company has notified the Nasdaq of its intent to voluntarily delist its common stock from the Nasdaq. The Company intends to file a notice on Form 25 with the SEC on September 16, 2013 to delist the common stock from Nasdaq and terminate the registration of the Company’s common stock under Section 12 of the Securities Exchange Act of 1934. The termination of the Company’s Section 12 reporting requirements will be complete 90 days after the Form 25 is filed.  The Company anticipates that its common stock will be suspended from trading on Nasdaq on September 26, 2013 and that, promptly thereafter, its common stock will be quoted and traded under the symbol “STND” on the OTCQB Marketplace, operated by OTC Markets Group. The Company also intends to file a Form 15 with the SEC on or about September 26, 2013 in order to suspend the Company’s reporting requirements under Section 15(d) of the Securities Exchange Act of 1934 and expects the suspension to become effective 90 days after the Form 15 is filed. At such time, the Company’s periodic reporting obligations under Sections 13 and 15(d) of the Exchange Act would be suspended, including its obligations to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

The Company’s decision to delist and deregister the common stock comes in response to the adoption of the Jumpstart Our Business Startups Act (the “JOBS Act”), which, among other things, allows banks and bank holding companies to deregister with the SEC if they have fewer than 1,200 stockholders of record. The Company’s Board of Directors authorized the delisting and deregistration after concluding that the significant costs of remaining an SEC reporting company, including the regulatory compliance burden, outweighed the current benefits of being listed on Nasdaq. The Board of Directors believes that the expense reductions inherent in delisting and deregistering its stock will benefit the Company and its stockholders and serve to maximize the long term value of the Company. In addition, following deregistration, the Company’s Board and management will be able to focus more on profitable operation of the Company as opposed to the considerable time and effort necessary to manage compliance with SEC reporting requirements. The Company will continue to be audited by an independent accounting firm and prepare and publish quarterly and annual financial results in its regular press releases.

The Company’s wholly-owned banking subsidiary, Standard Bank PaSB will continue to report detailed quarterly financial results to the Federal Deposit Insurance Corporation via its Call Reports, which are publicly available on the FDIC’s website at www.fdic.gov.

Standard Financial Corp., with total assets of $437.8 million at June 30, 2013, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a member of the FDIC and an Equal Housing Lender.

This press release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.